CODE OF ETHICS

Updated/Reviewed:

October 2022

Horizon Kinetics LLC
470 Park Avenue South, 4th Floor South
New York, New York 10016
(646) 291-2300

www.horizonkinetics.com
www.kineticsfunds.com

Table of Contents

1.    Introduction and Purpose of the Code…………………………………………….    3
2.    Definitions…………………………………………………………………………    5
3.    Statement of General Principles ………………………………………………….    9
4.    General Guidelines………………………………………………………………..    10
5.    Personal Trading Policy…………………………………………………………..    11
6.    Reporting Obligations…………………………………………………………….    13
7.    Sanctions………………………………………………………………………….    15
8.    Records and Confidentiality………………………………………………………    16

Exhibits

Exhibit A    Policies and Procedures Designed to Detect and Prevent Insider Trading
Exhibit B    Gift and Entertainment Policy
Exhibit C    Employee Complaint (Whistleblower) Reporting and Procedures
Exhibit D    Personal Trading Guidelines
Exhibit E    Reportable Funds
Exhibit F    Political Contribution (Pay-to-Play) Policies

SECTION 1.    Introduction and Purpose of the Code.

Horizon Kinetics LLC (“HK”) is the parent holding company of Horizon Kinetics Asset Management LLC (“HKAM”), an investment adviser registered with the U.S. Securities and Exchange Commission (“SEC”), and KBD Securities, LLC (“KBD”), and Kinetics Funds Distributor LLC (“KFD”), each a broker-dealer registered with the SEC and members of the Financial Industry Regulatory Authority (“FINRA”) (collectively, HK, HKAM, KBD and KFD are referred to as the “Firm” or “Firms”).

HKAM manages separate accounts, private funds, Kinetics Mutual Funds, Inc. (“KMF”), a series of open-end investment companies, a variety of exchange traded funds (“ETFs”) that are a series of the LifT Funds Trust (“LiFT”), which is a multiple series trust (“mst”) overseen and administered by U.S. Bancorp Fund Services, LLC, and the Renn Fund, Inc., a closed-end fund. It is also sub-adviser to various investment companies registered with the SEC and provides model portfolios to third parties.

KBD supports the marketing efforts of the Firm by holding securities licenses of internal wholesalers who primarily promote the investment products managed by HKAM to various financial intermediaries.

KFD serves as principal underwriter/distributor for KMF and is the broker of record for certain direct shareholders of KMF.

The Firm also authors and publishes investment research and is involved in the creation, maintenance, licensing and publication of various investment indexes. Furthermore, the Chairman of the Firm, along with other of the Firm’s principals serve as executives for FRMO Corp. (“FRMO”), a publicly traded company whose shares are listed on the OTC Markets.

The Firms have adopted this Code of Ethics (the “Code”), which is intended to reflect fiduciary principles that govern the conduct of the Firm and its Access Persons (defined below) in those situations where the Firm acts as an investment adviser as defined under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) in providing investment advice to clients (“Advisory Clients”). This Code is supplementary to Access Persons’ duty to comply with other policies and procedures the Firm may have adopted, as may be applicable.

This Code makes it unlawful for Affiliated Persons (as defined below) of the Firms, in connection with the purchase or sale, directly or indirectly, of a Security Held or to be Acquired (as defined below) by the Firms or any investment product managed by the Firms:

1.To employ any device, scheme or artifice to defraud the Firms or any investment products managed by the Firms;

2.To make any untrue statement of a material fact to the Firms or any investment products managed by the Firms or omit to state a material fact necessary in order to make the statements made to the Firms or any investment products managed by the Firms, in light of the circumstances under which they are made, not misleading;

3.Engage in any act, practices or course of business that operates or would operate as a fraud or deceit on the Firms or any investment products managed by the Firms; or

4.To engage in any manipulative practices with respect to the Firms or any investment products managed by the Firms.

Similarly, Section 206 of the Advisers Act provides that it is unlawful for any investment adviser, directly or indirectly:

1.To employ any device, scheme or artifice to defraud any client or prospective client;

2.To engage in any transaction, practice or course of business which operates as a fraud or deceit upon any client or prospective client; or

3.To engage in any act, practice or course of business that is fraudulent, deceptive or manipulative.

In addition, Section 204A of the Advisers Act requires every investment adviser to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse in violation of the Advisers Act or the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), or the rules or regulations thereunder of material, non-public information by such investment adviser or any person associated with such investment adviser. Pursuant to Section 204A, the SEC has adopted Rule 204A-1 which requires the Firms to establish, maintain and enforce a written code or ethics.

In compliance with paragraph (c)(1) of Rule 17j-1 of the Investment Company Act of 1940 (the “1940 Act”) and Section 204A of the Advisers Act, this Code has been adopted by the Firms for purposes of implementing policies and procedures reasonably designed to prevent Access Persons (as defined below) of the Firms from engaging in any conduct prohibited by Rule 17j-1. All personnel of the Firms must follow not only the letter of this Code but also must abide by the spirit of this Code and the principles articulated herein, which, among other things, requires the Firms and its directors, officer and employees to place the interests of the Firms’ clients first and to operate in a manner that promotes fair dealing and honesty.

The Firms also maintain other compliance-oriented policies and procedures or summaries thereof, which include Policies and Procedures Designed to Detect and Prevent Insider Trading (Exhibit A), Gift and Entertainment Policy (Exhibit B), Employee Complaint (Whistleblower) Reporting Policies and Procedures (Exhibit C), Personal Trading Guidelines (Exhibit D) and Political Contributions (Pay-to-Play) Policies (Exhibit F), all of which are hereby adopted and incorporated into this Code, and which are attached as Exhibits at the end of this Code.

Questions about the Code should be directed to the Firm’s Chief Compliance Officer (“CCO”) or his/her designee. In the event that any provision of this Code conflicts with any other of the Firms’ policies or procedures, the terms herein shall apply. All directors, officers and employees are expected to read the Code carefully and to observe and adhere to its guidelines at all times.

On at least an annual basis, and at such other times as the CCO may deem necessary or appropriate, every director, officer and employee must acknowledge in writing that he or she has read and understands the Code and agrees, as a condition of employment, to comply with the provisions herein.

SECTION 2.    Definitions.

1.“Access Person” – means:

a.any director, officer, general partner, full-time employee, or part-time employee of the Firms regardless of title or job function1;

b.any natural person who has influence or control over the Firms and who obtains or provides information (other than publicly available information) concerning investment recommendations to the Firms or to the investment products managed by the Firms.

The CCO will maintain a list of individuals who would otherwise be considered Access Persons, but whom the CCO determined were not.

2.“Affiliated Person” means:

a.Any immediate family member (defined as spouse, child, mother, father, brother, sister or other similar relative) of an Access Person that lives in the same household, including those relationships recognized by law (e.g., domestic or civil unions, etc.);

b.Any natural person that is financially dependent on an Access Person;

c.Any account for which an Access Person is a custodian, trustee or otherwise acting in a fiduciary capacity or with respect to which any such Access Person either has the authority to make investment decisions or from time to time gives investment advice;

d.Any partnership, corporation, joint venture, trust or other entity in which an Access Person, directly or indirectly, in the aggregate, has a 10% or more beneficial interest (defined below) or for which such Access Person is a general partner or executive officer.

3.“Beneficial Ownership” – shall be defined as and interpreted in the same manner as in determining whether an Access Person or Affiliated Person is subject to the provisions of Section 16 of the Securities Exchange Act and the rules and regulations thereunder, which generally encompasses those situations where the Access Person or Affiliated Person has the right to enjoy some economic benefit from the account, regardless of the identity of the registered owner of the account.

1 Access Persons will not include certain individuals such as interns and temporary and/or contract employees. In these instances, the Firm restricts access to the Firm’s electronic repository of documents (referred to as the “S:Drive”) such that they do not have access to sensitive Firm or client information

4.“Beneficial Ownership Account” – means accounts where an Access Person or Affiliated Person has Beneficial Ownership, and that holds (or which are eligible to hold) Covered Securities. This would include:

a.an account that can hold Covered Securities for his or her own benefit either in bearer form, registered in his or her name or otherwise, regardless of whether the securities are owned individually or jointly;

b.an account held in the name of an Access Person or Affiliated Person’s immediate family (spouse or minor child) sharing the same household;

c.an account where an Access Person or Affiliated Person acts as trustee, executor, administrator, custodian or broker;

d.an account owned by a general partnership of which the Access Person or Affiliated Person is a member or a limited partnership of which such Access Person or Affiliated Person is a general partner;

e.an account held by a corporation (other than with respect to treasury shares of a corporation) of which such person is an officer, director, trustee or 10% or greater stockholder or by a corporation which can be regarded as a personal holding company of an Access Person or Affiliated Person;

f.an account recently purchased by a person and awaiting transfer into the Access Person or Affiliated Person’s name;

g.an account held by any other person if, by reason of contract, understanding, relationship, agreement or other arrangement, such Access Person or Affiliated Person obtains therefrom benefits substantially equivalent to those of ownership;

h.an account held by an Access Person or Affiliated Person’s spouse or minor children or any other person, if, even though such Access Person or Affiliated Person does not obtain therefrom the above-mentioned benefits of ownership, such Access Person or Affiliated Person can vest or re-vest title in himself or herself at once or at some future time; and

i.an account where an Access Person or Affiliated Person, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise, has or shares voting power and/or investment power with respect to such account. For purposes of this provision, “voting power” shall include the power to vote, the power to dispose, or to direct disposition of Covered Securities in such account.

5.“Control” – shall have the same meaning as set forth in Section 2(a)(9) of the 1940 Act.

6.“Covered Security” – means a reportable security as defined in Section 202(a)(18) of the Advisers Act or Section 2(a)(36) of the 1940 Act, and shall include any note, stock treasury stock, security future, bond, including corporate bond, zero coupon bond and Treasury bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit of a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into in a national securities exchange relating to a foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing, including without limitation rights in ADRs or IDRs, except however, that in accordance with Rule 17j-1 under the 1940 Act, a Covered Security shall NOT include:

a.Direct obligations of the Government of the United States;

b.Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

c.Shares issued by open-end funds (other than those that are managed or sub-advised by the Firms which are defined as “Reportable Funds2”); or

d.Cryptocurrencies, which, due to their particular characteristics, are not a “security”.

7.“Chief Compliance Officer” – means the individual listed as Chief Compliance Officer (“CCO”) on the Firm’s most recent Form ADV Part 1A, who is charged with the responsibility for administering this Code and the policies and procedures thereunder.

8.“Cryptocurrencies” – means a digital asset in which encryption techniques are used to regulate the generation of units and to verify the transfer of funds, generally operating independently of a sovereign central bank. Cryptocurrencies may also be referred to as “Digital Assets” or “Crypto-Assets”.

9.“Federal Securities Laws” – means the Securities Act of 1933, the Securities Exchange Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, and any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC, applicable Self-Regulatory Organizations, or the Department of Treasury, as they may apply to the Firms or the investment products managed by the Firms.

10.“FRMO Corporation” – means the publicly traded corporation where certain control individuals of the Firm serve as executives (ticker: FRMO).

2 A list of Reportable Funds can be found in Exhibit E.

11. “Holding Period” – means the period of time after the purchase or short sale of a Covered Security during which an Access Person or Affiliated Person is prohibited from selling or buying back the Covered Security. This period is 30 days.

12.“Initial Coin Offering” (“ICO”) – means an offering, generally by a virtual organization, its associated individuals or entities, made using distributed ledger technology (“DLT”) to facilitate the offer and sale of Tokens to investors or speculators in exchange for legal tender or other Cryptocurrencies, which represents an offering of “securities” under the Securities Act of 1933.

13.“Initial Public Offering” (“IPO”) – means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

14.“Non-Discretionary Account” – means a Beneficial Ownership Account for which neither an Access Person nor Affiliated Person has control or discretion of the purchases or sales being made therein.

15.“Outside Business Activity” – means any activity by an Access Person where they are actively engaged in:

a.any investment related business or occupation;

b.any business or occupation for compensation that provides greater than 10% of the Access Person’s income or for which the Access Person devotes a substantial percentage of their time; or

c.acting as an investment professional with the Adviser and serve as directors or members of a board of directors or an advisory board of a company that is held as an investment in any of the products managed by HKAM.

16.“Pre-Clearance Security” – means an instrument that requires pre-clearance under this Code before it can be transacted by an Access Person or Affiliated Person. A Pre-Clearance Security does not include any of the following:

a.Direct Obligations of foreign governments;

b.Municipal bonds and other fixed income instruments that are based on municipal bonds, such as principal protected notes and variable rate demand notes;

c.Options or futures on direct obligations of the United States;

d.Options or futures on index or sector basket proxies;

e.Commodity and commodity contracts;

f.Foreign currencies, options thereon and currency futures thereon; and

g.Open-end investment companies (“mutual funds”), exchange traded funds (“ETFs”), and exchange traded notes (“ETNs”) that are not managed or sub-advised by the Firms.

17.“Purchase or sale of a Covered Security” – includes, among other things, the writing of an option to purchase or sell a Covered Security.

18.“Purchase or sale of a security” – includes, among other things, the purchase or writing of an option to purchase or sell a security.

19.“Reportable Fund” – means any investment company registered under the 1940 Act for which the Firms serve as investment adviser as defined in Section 2(a)(20) of the 1940 Act or an investment company registered under the 1940 Act whose investment adviser or principal underwriter controls the Firms, is controlled by the Firms or is under common control with the Firms or for which the Firm acts as sub-adviser thereto. Reportable Funds are Pre-Clearance Securities that must be pre-cleared prior to purchase or sale.

20.“Restricted List” – means a list of securities that, due to the determination of the Firms, are prohibited from being traded in client accounts and are prohibited from being traded by Access Persons and Affiliated Persons.

21.“Security Held or to be Acquired” – means:

a.Any Covered Security which, within the most recent 15 days:

i.Is or has been held by the Firms or any investment product managed by the Firms; or

ii.Is being or has been considered for purchase by the Firms or any of the investment products managed by the Firms; and

b.Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraph (i) of this definition.

22.“Token” – means a type of digital asset that may or may not be a Cryptocurrency, and which is generally offered through an ICO.

SECTION 3.    Statement of General Principles.

It is the policy of the Firms that Access Persons comply with applicable Federal Securities Laws and that no Access Persons engage in any act or practice or course of conduct that would violate the provisions of Rule 17j-1 of the 1940 Act or Sections 204 or 206 of the Advisers Act. The following general fiduciary principles shall govern the personal investment activities of all Access Persons.

Each Access Person shall adhere to the highest ethical standards and shall:

1.At all times, place the interests of the Firms and the investment products managed by the Firms before his or her personal interests;

2.Conduct all personal securities transaction in a manner consistent with this Code, so as to avoid any actual or potential conflicts of interest, or an abuse of a position of trust and responsibility; and

3.Not take any inappropriate advantage of his or her position with or on behalf of the Firms or investment products managed by the Firms.

SECTION 4.    General Guidelines

1.    General

a.No Access Person shall recommend to, or cause or attempt to cause, the Firms or any of the investment products managed by the Firms to acquire, dispose of or hold any Covered Security (including any option, warrant or other right or interest relating to such Covered Security) in which such Access Person or Affiliated Person has direct or indirect Beneficial Ownership unless such Access Person first discloses in writing to the CCO, or his/her authorized designee, all facts reasonably necessary to identify the nature of the ownership and any potential conflicts of interest relating to the ownership by the Access Person or Affiliated Person in such Covered Security.

b.If, as a result of fiduciary obligations to other persons or entities, an Access Person believes that he or she is unable to comply with certain provisions of the Code, such Access Person shall advise the CCO in writing, setting forth with reasonable specificity the nature of such fiduciary obligations and the reasons why such Access Person believes they are unable to comply with any such provisions. The CCO may, in his/her discretion, exempt such Access Person or an Affiliated Person from any such provisions. In determining whether to exempt an Access Person or Affiliated Person from any provision under this Code, the CCO shall consider, among other things, whether the failure to grant such exemption is likely to cause such Access Person to be unable to render services to the Firms or any investment products managed by the Firms. Any Access Person granted an exemption (including, an exception for an Affiliated Person of such Access Person), pursuant to this paragraph shall, within 3 business days after engaging in a purchase or sale of a Covered Security Held or to be Acquired by the Firms or investment products managed by the Firms, furnish the CCO with a written report concerning such transaction setting forth, as applicable, the date of the transaction(s) involving Covered Securities, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount, nature of the transaction, price at which the transaction was effected and the name of the broker, dealer or bank through whom the transaction was effected.

c.From time to time, Access Persons may establish special “insider” relationships with one or more issuers of Covered Securities (i.e., an Access Person may become an officer, director, or trustee of an issuer, a member of a creditors committee which engages in material negotiations with an issuer, etc.). In such cases, the “insider” relationships must first be disclosed to the CCO, who will make a determination as to whether the issuer should be put on the Firms’ Restricted List.

d.Access Persons shall bear the responsibility of production for any notices, disclosures, evidence and filings that are required under this Code which relate to Affiliated Persons who are designated as such as a result of their relationship with such Access Persons.

1.Service as a Trustee
a.No Advisory Person shall serve on a board of trustees/directors of a publicly traded company without prior authorization from the CCO, based upon a determination that such board service would be consistent with the interests of the Firms and investment products managed by the Firms.

b.If board service of an Access Person is authorized by the CCO, such Access Person shall be isolated from the investment making decisions regarding the purchase or sale by the Firm or any investment product managed by the Firms of the securities of the company upon whose board they serve.

1.Insider Trading

Access Persons are subject to the Firms’ Insider Trading Policies and Procedures, which are administered by the CCO and which generally prohibit Access Persons from trading, either personally or on behalf of others (including for accounts of the Firms and/or clients thereof), while in possession of material, non-public information. Access Persons are also prohibited from disclosing to outside parties material non-public information. Strict sanctions apply for breaches of the Insider Trading Policies and Procedures.

2.Gifts
No Advisory Person shall give or receive any gift or other item of value to or from any person or entity that does business with or on behalf of any of the Firms, if such gift could pose a potential conflict of interest or appearance of impropriety. Access Persons shall comply with the Firms’ Gift and Entertainment Policy.

3.Outside Business Activities

All Outside Business Activities must be disclosed and approved by the CCO, or his/her designee, prior to an Access Person’s engaging in such activity. Investment professionals who serve as directors or members of an advisory board of a company that is held as an investment in any products managed by HKAM shall abide by additional policies and procedures to ensure transactions in the subject company are not made using material non-public information that was acquired as a result of their role as director or member of an advisory board.

4.Whistleblower Procedures

All Access Persons are subject to the Firms’ Employee Complaint (Whistleblower) Reporting Procedures, which are administered by the CCO.

SECTION 5.    Personal Trading Policy

1.Initial Public Offerings
Access Persons may not acquire, directly or indirectly, any Beneficial Ownership in any securities (other than municipal bonds) in an IPO without prior approval in writing from the CCO. Furthermore, should written consent of the CCO be given, Access Persons are required to disclose such investment when they participate, in any manner, in subsequent consideration of the Firms’ investment products managed by the Firms to make investments in such issuer. In such circumstances, the decision to purchase securities of the issuer for the Firms, investment products managed by the Firms and/or clients of the Firms should be subject to an independent review by Access Persons with no personal interest in the issuer.

2.Initial Coin Offerings

Access Persons may not acquire, directly or indirectly, any Beneficial Ownership in Tokens offered through an ICO without prior written approval in writing from the CCO. Similarly, Access Persons may not dispose, directly or indirectly, of any Tokens offered through an ICO without the prior written approval in writing from the CCO.

3.Private Placements and Limited Offerings

Access Persons may not acquire, directly or indirectly, any beneficial ownership in any securities in a private placement or limited offering without the prior written consent of the CCO. Furthermore, should written consent be given, Access Persons are required to disclose when they participate, in any manner, in a subsequent determination about whether to invest in the same issuer on behalf of any of the Firm’s client accounts or other investment products. In such circumstances, the decision to transact in securities of the same issuer for any the Firm’s client accounts or other investment products will be subject to an independent review by Access Persons with no personal interest in the issuer.

4.Holding Period Restrictions
a.No Access Person shall engage in a closing transaction (i.e., selling a position held, or buying back a security for which a short-sale was executed) of the same (or equivalent) Pre-Clearance Security of which such Access Person or Affiliated Person has Beneficial Ownership within thirty (30) calendar days of such purchase or sale unless otherwise approved by the CCO. The Firm may impose additional holding period restrictions for Access Persons and Affiliated Persons, in its discretion, and may exempt such holding period requirements in instances where the Pre-Clearance Security is not held or being traded in client accounts.

b.The Holding Period shall be measured using the Last In, First Out (LIFO) method to determine the trade date of the opening trade for such position being closed out.

c.The CCO may waive the holding period in his/her discretion in situations not deemed to present a conflict of interest or be disadvantageous to the Firms or its clients, or in instances such as when, for example, an Access Person is selling a position at a loss or where such Access Person is selling for purposes of tax loss harvesting.

5.Personal Trading and Pre-Clearance Procedures

Access Persons and Affiliated Persons are permitted to engage in personal trading. An Access Person or an Affiliated Person may not, directly or indirectly, acquire or dispose of a Pre-Clearance Security in a Beneficial Ownership Account unless such purchase or sale has been approved by the CCO or his/her designee; the approved transaction is completed on the same day approval is received; and the CCO has not rescinded such approval prior to execution of the transaction. Pre-clearance is not required for instruments that are not Covered Securities and are not Pre-Clearance Securities.

a.Pre-Clearance Process

i.Submissions to trade Pre-Clearance Securities should be made to the CCO or his/her designee through MCO, the Firm’s web-based compliance system.

ii.The CCO may deny any trade requests, in his/her sole discretion.

iii.The CCO’s trades will be pre-cleared by another member within the Legal and Compliance Department (“LCD”) who will report such transactions to the Board of Directors periodically.

iv.Approvals by the CCO or his/her designee are only valid on the day they are given. Submission made when markets are closed will be evaluated and approved on the next business day when markets are open. Requests for trades intended to be executed in the overnight market should be made during the business day prior to execution.

v.Good until Cancel orders or any orders extending beyond one day are not permitted without the express permission of the CCO or his/her designee.

vi.Private Placement and Limited Offering Transaction approvals shall be valid on the next immediately available subscription date or as may otherwise be approved by the CCO or his/her designee.

vii.    Access Persons are responsible for compliance with this Code on behalf of Affiliated Persons.

viii.    The CCO, in his discretion, may waive any applicable restrictions when such transactions are deemed not to create a material conflict of interest and do not otherwise disadvantage the Firm, the investment products managed by the Firm or its clients.

ix.    The CCO will maintain a list of any waivers granted hereunder.

SECTION 6.    Reporting Requirements

Access Persons are required to notify the CCO of any Beneficial Ownership Accounts, and to assist the CCO in ensuring such Beneficial Ownership Accounts are set up through MCO. In notifying the LCD of an existing or new Beneficial Ownership Account, the Access Person shall provide, via email, the name of the brokerage firm and the date the account was established.
1.Statements and Confirms

The CCO shall receive, electronically through MCO, statements and confirms from brokerage firms, banks, or other custodians at which the Access Person or Affiliated Persons have a Beneficial Ownership Account. If the CCO is unable to receive confirms and statements via MCO, Access Persons will supply the CCO, on a timely basis, with duplicate copies of such Beneficial Ownership Account confirms and statements. All Access Persons shall promptly inform the CCO of any newly established Beneficial Ownership Account on behalf of the Access Persons or Affiliated Persons.

2.Filings

Regardless of whether Access Persons provide account statements or quarterly reports detailing their accounts, Access Persons shall make the following attestations through MCO, no later than 30 calendar days after the end of each calendar quarter:

a.The date of any transaction involving a Covered Security, the date the report is being submitted by the Access Person under Rule 17j-1(d)(1)(ii)(A)(5), the title, and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, and the number of shares and the principal amount of each Covered Security involved;

b.The nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition);

c.The price at which the transaction was effected; and

d.The name of the broker, dealer or bank with or through whom the transactions was effected.

3.Annual Reporting

No later than 10 days after becoming an Access Person, provided that the information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person, and thereafter on an annual basis as of December 31 of each year no later than thirty (30) calendar days after the end of each calendar year, each Access Person shall attest the accuracy of the following information in MCO, which must be current as of a date no more than 45 days before the report is submitted:
a.the title, type of security, the date that the report is submitted by the Access Person per Rule 17j-1(d)(1)(iii)(C) and as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in a Beneficial Ownership Account;
b.the name of any broker, dealer or bank with whom the Access Person or Affiliated Person maintains a Beneficial Ownership Account; and
c.a statement that the Access Person (1) has reviewed and understands the Code, (2) recognizes that the Access Person is subject to the Code, and (3) if such Access Person was subject to the Code during the past year, has complied with its requirements, including the requirements regarding reporting of personal securities transactions hereunder.

5.No Admission of Ownership

Any report filed with the CCO pursuant to this Section 6 may contain a statement that it shall not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.
6.Review
The CCO shall notify each Access Person that he or she is subject to the reporting requirements set forth herein and shall deliver a copy of this Code to each such Access Person upon request.
The CCO or his/her designee shall review all personal holdings reports submitted by each Access Person and Affiliated Person, including confirmations of personal securities transactions, to ensure that no trading has taken place in violation of Rule 17j-1 of the 1940 Act, Section 204A of the Advisers Act, or the Code.
The CCO or his/her designee will review employee trading as well as client trading, with the goal of assessing the actual or potential misuse of material, non-public information

(regardless of the source), examining items such as certain short-term trades, trades in a security before it was added to the Firm’s Restricted List, and trades made in securities with large price changes. This review also encompasses a comparison of the reported personal securities transactions with completed and contemplated portfolio transactions on behalf of clients to determine whether a violation of this Code may have occurred. A member within the LCD will review the reports of the CCO.
In reviewing transactions, the CCO shall take into account the exemptions allowed under this Code. Before making any determination that a violation has been committed by any person, the CCO shall give such person an opportunity to supply additional information regarding the transaction in question. The CCO shall maintain a list of personnel responsible for reviewing transaction and personal holdings reports.
SECTION 7.    Sanctions.
If the CCO determines that a material violation of this Code has occurred, he/she may impose such sanctions that he/she deems appropriate, including, among other things, disgorgement of profits, censure, suspension and/or termination of the employment of the violator. All violations of this Code and any sanctions imposed as a result thereof shall be documented and maintained by the CCO.

The CCO shall submit a report to the Board of the Firm, no less frequently than annually, which shall identify any material violations of the Code, along with the circumstances giving rise to the violations, any action that was taken or is recommended to be taken as a result of the violations and what changes, if any, were made or are being made to the Code during the last 12 months.

To the extent violations of this Code are a result of, or otherwise relate or impact KMFs, INFL, the Renn Fund, or any other funds managed by HKAM, the HKAM CCO shall notify the board of such fund promptly so they are aware of the circumstances giving rise to such violation.

The Firms reserve the right to take any legal action they may deem appropriate against any Access Person for violations of this code and to hold Access Persons liable for any and all damages (including but not limited to Attorney fees) that the Firms may incur as a direct or indirect result of any such Access Person’s violation of this Code or related law or regulation.

SECTION 8.    Records and Confidentiality.

1.Records

The CCO shall maintain records in the manner and to the extent set forth below, which records may be maintained in electronic format consistent with the conditions described in Rule 204-2(g) of the Advisers Act and Rule 17j-1 and Rule 31a-2(f) under the 1940 Act, and shall be available for examination by representatives of the SEC:

a.a copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

b.a record of any decision and the reasons supporting the decision to approve any acquisition or sale by Access Persons or Affiliated Persons of Covered Securities in an IPO, ICO or Limited Offering;
c.each memorandum made by the CCO hereunder;

d.a record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs;

e.a copy of each report made pursuant to this Code shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which it is made, the first two (2) years in an easily accessible place;

f.a copy of all written acknowledgements for each person who is currently, or within the past five years was, an Access Person; and

g.a list of all persons who, within the past five (5) years have been required to make reports pursuant to this Code or who are or were responsible for reviewing the reports under this Code, shall be maintained in an easily accessible place.

7.Confidentiality
The current portfolio and account positions and current portfolio transactions pertaining to the Firms or investment products managed by the Firms must be kept confidential.

If material non-public information regarding the Firms or investment products managed by the Firms should become known to any Access Person, whether in the line of duty or otherwise, he or she should not reveal it to anyone unless it is properly part of his or her work to do so.

If anyone is asked about investment portfolios or whether a security has been sold or bought, his or her reply should be that this is an improper question and that this answer does not mean that the Firms or investment products managed by the Firms have bought, sold or retained the particular security. Reference, however, may, of course, be made to the latest published report of the investment portfolios or accounts for the Firms or investment products managed by the Firms.

8.Interpretation of Provisions
The Firms may from time to time adopt such interpretations of this Code as they deem appropriate.

[END OF CODE – EXHIBITS TO FOLLOW]

Exhibit A

POLICIES AND PROCEDURES
DESIGNED TO DETECT AND PREVENT INSIDER TRADING AND THE HANDLING OF MATERIAL NON-PUBLIC INFORMATION
Section I.    Policy Statement on Insider Trading and Material Non-Public Information.
The Firms forbid any of their Access Persons from trading, either personally or on behalf of others on material nonpublic information (“MNPI”) or communicating MNPI to others in violation of the law. This conduct is frequently referred to as "insider trading." The Firms’

policy applies to every Access Person and extends to activities within and outside the scope of Access Persons' duties at the Firms. Every Access Person must read and retain this Policy Statement on Insider Trading. Any questions regarding this Policy Statement should be referred to the CCO or in his/her absence, his/her designee, who is responsible for monitoring this Policy Statement on Insider Trading and the and the handling of MNPI.
THIS POLICY STATEMENT ON INSIDER TRADING APPLIES TO THE FIRM, ACCESS PERSONS AND THE ADVISORY CLIENTS
The term "insider trading" is not defined in the federal securities laws, but is generally understood to refer to the use of material nonpublic information, and to the communication of MNPI to others, to trade in securities (whether or not one is an "insider" of the issuer of the securities being traded).
While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(i)trading by an insider while in possession of MNPI;

(ii)trading by a non-insider while in possession of MNPI, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or

(iii)an insider, or a non-insider described in clause (ii) above, from communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this Policy Statement on Insider Trading, you have any questions, you should consult the CCO or his/her designee.
Who is an Insider?
The concept of "insider" is broad. It potentially includes all Access Persons of the Firms. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and, as a result, is given access to information solely for the company's purposes. The Firms may become a temporary insider of a company they advise or for which they perform other services. Temporary insiders can also include, among others, a company's law firm, accounting firm, consulting firm, bank, and the employees of such organizations.
What is Material Information?
Trading on inside information is not a basis for liability unless the information is material. "Material information" is generally defined as (i) information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, (ii) information that, if publicly disclosed, is reasonably certain to have a substantial effect on the price of a company's securities, or (iii) information that could cause insiders to change their trading patterns. Information that Access Persons should consider material includes, without limitation, changes in dividend policies, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and significant new products, services or contracts.
Material information can also relate to events or circumstances affecting the market for a company's securities. For example, in 1987, the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter from The Wall Street Journal was found criminally liable for disclosing to others the dates that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not.
What is Nonpublic Information?
Information is nonpublic until such time as it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications/websites of general circulation, would be considered public. In addition, if information is being disseminated to traders generally by brokers or institutional analysts, such information would be considered public unless there is a reasonable basis to believe that such information is confidential and came from a corporate insider.
Bases for Liability
Fiduciary Duty Theory
In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises where there is a fiduciary relationship. A relationship must exist between the parties to a transaction such that one party has a right to expect that the other party will disclose any MNPI or will refrain from trading.
In 1983, the Supreme Court stated that outsiders can acquire the fiduciary duties of insiders (i) by entering into a confidential relationship with a company through which the outsider gains material nonpublic information (e.g., attorneys, accountants, underwriters or consultants), or (ii) by becoming a "tippee" if the outsider is, or should have been, aware that it has been given confidential information by an insider who has violated his or her fiduciary duty to the company's shareholders.
However, in the "tippee" situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.
Misappropriation Theory
Another basis for insider trading liability is the "misappropriation theory", where liability is established when trading occurs on MNPI that was stolen or misappropriated from another person. The Supreme Court found, in 1987, that a columnist defrauded The Wall Street Journal when he stole information from The Wall Street Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.
Penalties for Insider Trading and Misuse of MNPI
Penalties for trading on or communicating MNPI are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the following penalties, even if he or she does not personally benefit from the violation. Penalties include civil injunctions; treble damages; disgorgement of profits; jail sentences; and substantial fines. In addition, any violation of this Policy Statement on Insider Trading can be expected to result in serious sanctions by the Firms, including dismissal of any Access Persons involved.

Section II.    Procedures to Implement the Firms’ Policies Against Insider Trading and to Comply with Section 204A under the Advisers Act
The following procedures have been established to aid Access Persons in avoiding insider trading, to aid the Firms in preventing, detecting and imposing sanctions against insider trading and the misuse of MNPI, and to comply with Section 204A under the Advisers Act, as amended. Every Access Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the CCO or his/her designee.
Identifying Inside Information
Before trading for yourself or others (including an Advisory Client) in the securities of a company about which you may have potential inside information, ask yourself the following questions:

(i)Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed? Is this information which could cause insiders to change their trading habits?

(ii)    Is the information nonpublic? To whom has this information been provided? Has the information been filed with the SEC, or been effectively communicated to the marketplace by being published in Reuters Economic Services, The Wall Street Journal or other publications of general circulation, or by appearing on the wire services?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have a question as to whether the information is material and nonpublic, you should take the following steps:

(i)    Report the matter immediately to the CCO or his/her designee;

(ii)    Do not purchase or sell the securities of the relevant company on behalf of yourself or others, including the Advisory Clients; and

(iii)    Do not communicate the information to anyone inside or outside the Firm, other than to the CCO or his/her designee.

After the CCO or his/her designee has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.
Restricting Access to Material Nonpublic Information
Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within the Firm. The Firm is establishing this policy to help avoid conflicts, appearances of impropriety, and the misuse of confidential, proprietary information. In addition, care should be taken to ensure that all MNPI is secure. For example, files containing MNPI should be sealed, and access to computer files containing MNPI should be restricted.
There may be times when certain of the Firm’s Access Persons come into possession with MNPI. This may result from, among other things, an Access Person serving as a member of the Board of Directors (or other similar role) of a public or private company. To the extent the securities of a company on which an Access Persons serves as a Director (or similar role) are held or are being purchased in accounts of Advisory Clients, the Firm has established a series of procedures to comply with this general policy and applicable law.
In instances where an Access Person is a member of the Board of Directors of a public company whose shares are held or are being purchased in the accounts of Advisory Clients (a “Participating Access Person”), the Firm will take the following steps:
(i)The Firm will remove discretionary authority from any Participating Access Persons such that they will not be allowed to direct the purchase, sale or other transactions or corporate actions related to securities of the company whose board on which they sit.
(ii)Accounts that would be managed by the Participating Access Person will continue to be managed by such Participating Access Person; however, another portfolio manager that does not have MNPI (the “Secondary Manager”) will have authority to make investment decisions related the securities of the company on which the Participating Access Person serves on the Board of Directors. In this situation, the Secondary Manager who is not compromised by MNPI will have full authority to make investment decisions related to the subject company and will have full transparency related to the account of the Advisory Client.
(iii)The Legal and Compliance Department will inquire with the Participating Access Person about whether they have transmitted MNPI to anyone else, particularly any other portfolio managers, to ensure the Secondary Manager is not aware of any MNPI related to the subject company. In conducting this review, the Legal and Compliance Department will review the definition of “materiality” with the Participating Access Person and will perform ongoing reviews of examples of MNPI. Such examples shall include, but are not limited to: (1) potential changes to senior management; (ii) information about the company’s financials (iii) information about the company’s underlying operations that investors would deem worthy of knowing for purposes of their investment; (iv) information about forthcoming distributions, dividends or other corporate actions; (v) information about the purchase or sale of company stock by the company; and (vi) information about upcoming press releases.
(iv)Participating Access Persons will be subject to enhanced training related to the misuse of MNPI and the Firm’s policies on insider trader and they will be required to complete a written acknowledgement no less than quarterly that memorializes their obligations hereunder3.
(v)Participating Access Persons will also be sufficiently isolated to ensure MNPI is not passed to others and is not used by a Secondary Manager (or any other Access Persons) in their investment process. In this regard, the Firm has established physical and electronic safeguards such that Participating Access Persons will be physically distanced from others by the use of private office spaces to alleviate the possibility that others obtain MNPI from a Participating Access Person. Further, Participating Access Persons will not have access to the Firm’s electronic filing system (commonly referred to as the “S:Drive”) and will not be permitted to save documents containing MNPI within electronic folders on the S:Drive that other Access Persons have access to.
(vi)Participating Access Persons will also not be permitted to trade in securities of companies on whose Board of Directors they serve within their personal accounts. Similarly, if other Access Persons, by virtue of working closely with the Participating Access Person, come into possession of MNPI, they are required to notify the CCO and they will be prohibited from trading in securities of the company on which the Participating Access Person serves as a Board Member.
(vii)If the company on which a Participating Access Person serves on the Board of Directors permits their board members to trade in its securities during open “windows” in accordance with a written policy, then such Participating Access Persons may direct trades in their personal accounts during such periods, so long as they do not have MNPI. The Legal and Compliance Department will review such “windows” and may require communications from the company itself to verify the period of such open trading windows.
(viii)No less than annually, Participating Access Persons will be required to certify that he/she has not transmitted or otherwise used any MNPI other than as provided in these Policies and Procedures. Additionally, the Firms will periodically conduct forensic testing to ensure MNPI has been properly protected and not misused by any Participating Access Person, including but not limited to email reviews, trading reviews, etc.
3 See Attachment 1 for the quarterly written acknowledgments on behalf of the Participating Access Person and the Secondary Access Person.

Contacts with Third Parties
Requests of third parties, such as the press and analysts, for information should be directed to the CCO or his/her designee.
Resolving Issues Concerning Insider Trading
If, after consideration of the items set forth in this Appendix A, doubt remains as to whether information is material or nonpublic, or if there are any unresolved questions as to the applicability or interpretation of the foregoing procedures or as to the propriety of any action, these matters must be promptly discussed with the CCO or his/her designee. Along with the Firm’s General Counsel, before trading on or communicating the information to anyone.
Section III.    Supervisory Procedures
The role of the CCO is critical to the implementation and maintenance of the Firm’s policies and procedures against insider trading. Supervisory procedures can be divided into two classifications – prevention of insider trading and detection of insider trading.
Prevention of Insider Trading
To prevent insider trading, the CCO should:

(i)ensure that Access Persons are familiar with the Firms’ policies and procedures;

(ii)answer questions regarding the Firms’ policies and procedures;

(iii) resolve issues of whether information received by an Access Person is material and nonpublic; and

(iv) review on a regular basis and update as necessary the Firms’ policies and procedures.

When it has been determined that an Access Person has material nonpublic information, the CCO should:

-implement measures to prevent dissemination of such information as further described herein, and

-restrict Access Persons from trading in the securities.

Detection of Insider Trading
To detect insider trading, the CCO or his/her designee should:

(i)review the trading activity and other reports received from each Access Person;

(ii)review the trading activity of Advisory Clients; and

(iii)coordinate the review of such reports with other appropriate Access Persons.

[End of Exhibit A]

Exhibit B

Gift and Entertainment Policy (“GEP”)

The Firm strives to maintain a high standard of business ethics, which it believes are consistent with good corporate citizenship. To ensure that these standards are not being violated, the Firm requires all Access Persons to perform their jobs in an ethical and legal fashion. The Firm competes and earns its business and its reputation through the quality of the service and expertise it provides, not by gifts, lavish entertainment, and the like. Moreover, the provision or exchange of gifts or lavish entertainment can result in violations of laws, rules, and regulations. The GEP sets forth the Firm’s rules and restrictions related to giving/receiving gifts and entertainment. Application of the rules of the GEP can vary depending upon the business or social context, who the recipient is, the nature of the gift or entertainment, and the entity involved.

Policy:

All gifts and entertainment exceeding $25 must be submitted through My Compliance Office (“MCO”), the Firms’ electronic compliance and reporting system. Access Persons should make reasonable efforts to pre-clear gifts and entertainment, but in all instances shall enter gift and entertainment information, whether given or received, into MCO.

Access Persons are prohibited from giving or receiving any gift or entertainment that is likely to influence or give the appearance of impropriety between the parties, or which is conditioned on achievement of a sales target. Unless pre-approval is given, Access Persons are prohibited from giving or receiving cash or cash equivalents (including gift certificates) to/from anyone doing business with the Firm.

To the extent a gift is given or received, it may not have a total value of more than $100 per person. To the extent entertainment is given or received, it may not be excessive in light of the circumstances, nor may it be so frequent to raise any question of propriety. In general, events at which the recipient and donor are both attendees will be categorized as entertainment, whereas events at which the donor does not attend will be categorized as a gift.

When submitting information in MCO relating to gifts or entertainment that are received or given, Access persons must include the date, name of the third-party company, name of any representatives associated with the company, and a description of the gift and the approximate value, along with any additional details that would reasonably be considered important to allow the Legal and Compliance Department (“LCD”) to review the submission. In general, it is the policy of the Firm not to give or receive gifts or entertainment to or from the following unless pre-approved by the CCO: (1) government officials; (2) principals, officers and employees of regulated exchanges or regulatory organizations; (3) union officials; and (4) fiduciaries or other officers of ERISA plans.

Violations of the GEP

If an Access Person fails to submit or obtain approval for the giving or receipt of gifts or entertainment or other violations of this GEP, the Firm may take appropriate disciplinary action, including but not limited to, returning gifts, not reimbursing out-of-pocket expenses or other action against the offending Access Person.

[End of Exhibit B]

Exhibit C

Employee Complaint (Whistleblower) Reporting and Procedures

The Firm is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. Accordingly, a process has been created to allow all Employees to submit a good faith complaint without fear of dismissal or retaliation of any kind, to the Firm’s Human Resources Director (the “HR Director”). The HR Director, together with the CCO, will oversee the treatment of Employee complaints. As a first step, you are always obligated to report any irregularities in the matters set forth above to your immediate supervisor or another manager. If, however, you are uncomfortable doing so for any reason or simply prefer not to report to those persons, you may submit your complaint to the CCO. If you prefer to submit a complaint anonymously, you may mail such complaint or message to the CCO or to any officer or director of the Firm. The following is a brief summary of the procedures for submitting a complaint:

a.    Content of Complaints. – The complaint or concern should, to the extent possible, contain (i) a complete description of the alleged event, matter or issue that is the subject of the complaint, including the approximate date and location; (ii) the name of each person allegedly involved in the conduct giving rise to the complaint or concern; and (iii) any additional information, documentation or other evidence available to support the complaint or concern or aid the investigation. Complaints or concerns that contain unspecified wrongdoing (for example, “John Doe is a crook”) or broad allegations without verifiable support may reduce the likelihood that an investigation based on such complaints or concerns will be initiated.

b.    Treatment of Complaints after Submission. – The HR Director is responsible for monitoring the whistleblower submissions. After receiving a complaint, the HR Director will review the complaint and determine the proper course of action and/or response to the complaint.

c.    Determining the Status of Your Complaint. – If you want to follow up on the status of your complaint, you may contact the HR Director. However, depending upon the sensitive or confidential nature of the issues, you may not be able to be advised of the status of the complaint.

d.    Confidentiality/Anonymity. – The anonymity of the Employee making a complaint will be maintained to the extent reasonably practicable within the legitimate needs of law and any ensuing evaluation or investigation. If you would like to discuss any matter with the HR Director or any other officer or director of the Firm, you should indicate this in the submission and include a telephone number or email address at which you may be contacted, if appropriate.

e.    No Retaliation Permitted. – The Firm does not permit retaliation against, nor will it discharge, demote, suspend, threaten, harass or discriminate against, any Employee for submitting a complaint made in good faith. “Good Faith” means that the Employee has a reasonably held belief that the complaint is true.

[End of Exhibit C]

EXHIBIT D

Personal Trading Guidelines

Introduction:

These Personal Trading Guidelines are intended to help employees navigate the Firm’s policies and procedures related to employee trading. This Exhibit D is not intended to supersede the policies and procedures set forth in the body of the Code of Ethics (the “Code”). To the extent certain language in this Exhibit D conflicts with the Code, the language of the Code is controlling.

Reporting:

Broadly, Access Persons must notify the Legal and Compliance Department (“LCD”) when they (or an Affiliated Person) open a brokerage account or other investment account. Similarly, upon hire, a new employee must disclose all existing brokerage and investment accounts on behalf of the employee and any Affiliated Person.

Additionally, Access Persons must obtain pre-approval for all private placements, IPOs and ICOs that they (or an Affiliated Person) wish to invest in, or, if at the time of hire, are invested in.

Once the compliance department is notified about a brokerage or other investment account, it will instruct the custodian to send the Firm account statements and trade confirms. The compliance department will also set up the account in My Compliance Office (“MCO”), the central repository for all personal trading requests.

Important Definitions:

The term “Access Person” means every full-time, non-temporary employee of the Firm.

The term “Affiliated Person”* includes a variety of people and entities and is generally meant to cover those who are so closely associated with the employee that a benefit to one party is considered a benefit to the other. Common examples of an Affiliated Person include: (1) a spouse, child or parent that lives in the same household as the employee; (2) a person who is financially dependent on the employee, regardless of relation; (3) a corporate entity, regardless of structure, that is substantially owned or controlled by the employee; and (4) a trust for which the employee serves as trustee or co-trustee, regardless of whether the employee actually exerts control over the trust.

*It is crucial that employees review the full definition of Affiliated Person in the Code to ensure they have identified all the parties that may fall under the definition.

Pre-Clearance of Trades:

Most trades need to be submitted into MCO and approved by the compliance department before they can be acted on by an employee. Certain types of securities are exempt from the Pre-Clearance requirement, but employees may voluntarily ask for approval, just to be safe. The types of securities that are exempt from the Pre-Clearance requirement are listed in the Code under the Pre-Clearance definition section and generally include exchange traded funds and notes, options on indices, government and municipal bonds, and cryptocurrencies. While direct holdings in cryptocurrencies are exempt from pre-clearance, Access Persons are required to pre-clear transactions of certain investment instruments that offer exposure to cryptocurrencies. Investments that require pre-clearance include, but are not limited to, The Grayscale Bitcoin Trust (GBTC), The Grayscale Bitcoin Cash Trust (BCH), and The Grayscale Litecoin Trust (LTC).

Importantly, trades approved by the compliance department are only valid on the day approval is granted. Submission made when markets are closed will be evaluated and approved on the next business day when markets are open. Requests for trades intended to be executed in the overnight market should be made during the business day prior to execution. To the extent an employee elects to receive stock resulting from a corporate action, the employee does not need to pre-clear the transaction.

The Firm’s Restricted List:

Absent pre-approval, employees may not trade securities that are listed on the Firm’s Restricted List. The LCD will determine what specific instruments relating to an issuer are restricted, consistent with the Firm’s Restricted List Policies and Procedures.

    If a particular security is currently being traded for client accounts (or has been traded in client accounts within the previous business day), then employees may only transact in such security if the trade meets the following de minimis conditions:

•Equities = Shares up to half of one percent (0.5%) of the security’s 30-day Average Daily Trading Volume, calculated as of the last business day of the prior month.

•Closed-End Funds = Shares up to half of one percent (0.5%) of the security’s 30-day Average Daily Trading Volume, calculated as of the last business day of the prior month.

•Bonds = Up to $10,000 in par value if the issuer has a market capitalization of at least $2 billion, or up to $20,000 in par value if the issuer has a market capitalization of at least $5 billion.

•Options = Are treated similar to equities, such that we will multiply the number of shares by 100 to reflect the potential of the option and apply the same restrictions used for equities.

The Holding Period:
    Employees must hold securities that have been approved for purchase for more than 30 days. This policy is consistent with the Firm’s long-term investment philosophy.

The holding period requirement applies to short sales as well, which means employees may not buy back the same security they shorted within 30 days. Further, all options must have an expiration date which is greater than 30 days from purchase date. If an employee is put a stock as a result of an option position, the employee may sell the stock after 30 days, which is calculated starting with the time the employee opened the option position. The holding period is measured using the Last In, First Out (LIFO) method of accounting.

Shares acquired as a result of a corporate action (e.g., spin-off, issuance of shares, etc.) are not subject to the 30-day holding period.

While pre-approval is required, the LCD may modify the holding period requirement, consistent with the spirit of the Code, such as in the following instances:

-For purposes of tax loss harvesting or recognition of tax gains; or

-To meet a bona fide margin call.

[End of Exhibit D]

EXHIBIT E

Reportable Funds

Sub-Advised Funds:
1290 VT Small Cap Value Portfolio

Funds Managed by the Firm
Kinetics Global Fund
Kinetics Internet Fund
Kinetics Market Opportunities Fund
Kinetics Medical ETF
Kinetics Multi-Disciplinary Income Fund
Kinetics Paradigm Fund
Kinetics Small Cap Opportunities Fund
The Inflation Beneficiaries ETF
The Blockchain Development ETF
The Energy and Remediation ETF
The SPAC Active ETF
Kinetics Spin-Off and Corporate Restructuring Fund
The Renn Fund, Inc.

[End of Exhibit E]

EXHIBIT F

Political Contribution (Pay-to-Play) Policies
A.Introduction

On July 1, 2011, the Securities and Exchange Commission (“SEC”) adopted Rule 206(4)-5 (the “Rule”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) addressing “pay to play” practices by registered investment advisers. Pay to play practices involve payments, including political contributions, made or solicited by investment managers to government officials or candidates who may directly or indirectly influence the awarding of advisory contracts for state and local government entities including, for example, public pension plans or other government funds. As registered investment advisers subject to the Rule, Horizon Asset Management LLC, Kinetics Asset Management LLC and Kinetics Advisers, LLC (collectively the “Firms”) are required to establish and implement internal policies reasonably designed to ensure compliance under the Rule. Accordingly, the Firms have adopted these policies (the “Political Contribution Policies”) to adhere to the Rule and the spirit thereof.

B.Definitions

(1)“Contributions” are defined as any gift, subscription, loan, advance or deposit of money or anything of value made for:

a.The purpose of influencing any election for federal, state or local office;

b.The payment of debt incurred in connection with any such election; or

c.Transition of inaugural expenses incurred by a successful candidate for state or local office.

(2)“Covered Associates” means, as it relates to the Firms, any:

a.General Partner, managing member, executive officer (or President or other person in charge of a business unit, division or other function that performs a policy-making function) or other person with similar status or function;

b.Employee who solicits a government entity (and any such person who supervises, directly or indirectly, such employee); and

c.Political Action Committees (“PACs”) that are controlled by the investment adviser.

(3)“Covered Investment Pool” is defined as:

a.A registered investment company that is an investment option of a plan or program of a Government Entity; or

b.Any company that would be an investment company as defined in section 3(a) of the Investment Company Act of 1940 (the “Investment Company Act”) but for the exclusion from the definition of “investment company” under Sections 3(c)-1, 3(c)-7 or 3(c)-11 of the Investment Company Act.
(4)“Government Entity” includes all state and local governments, their agencies and instrumentalities, and all public pension plans and other collective government funds.

(5)“Official” includes incumbents, candidates or successful candidates for elective office of a government entity if the office, or a person that the office has authority to appoint, is directly or indirectly responsible for, or can influence the outcome of, the hiring of a fund manager or an investment in an underlying fund.

C.Two-Year “Time-Out” for Contributions

Under the Rule, the Firms shall not provide advisory services for compensation to a Government Entity for two years after the Firms or a Covered Associate makes a Contribution to an Official of such Government Entity. In accordance with the Rule, the Firms must also determine whether any Covered Associates, during the last two years4, gave Contributions to Officials of Government Entity clients.

The Rule contains a de minimis exception that allows Covered Associates of the Firms to contribute: (i) up to $350 to an Official per election (primary and general elections count separately) if the Covered Associate was entitled to vote for the Official at the time of the Contribution, and (ii) up to $150 to an Official per election if the Covered Associate was not entitled to vote for the Official at the time of the Contribution. Contributions under this de minimis exception would not trigger the two-year time-out under the Rule.

D.Reporting by Covered Associates

It is the policy of the Firms that Covered Associates pre-clear any Contributions to Officials of a Government Entity which do not meet the de minimis exceptions described in Section C through the Firm’s web-based document retention and compliance system, My Compliance Office, or through any other means as may be deemed acceptable by the Chief Compliance Officer (“CCO”).

Covered Associates shall be required to provide details on the following items:
4 The Rule requires a two-year look-back for all covered associates who solicit clients, but only a six month look-back for “new” covered associates who do not solicit clients. The “look-back” period will follow covered associates that change investment advisers such that a prohibited contribution by a covered associate will result in a “time-out” for the covered associate’s new firm for the remainder of the two-year or six-month period, depending on whether the covered associate solicits clients for the new firm.

(i)The date and dollar amount of the proposed contribution;

(ii)Name of the Candidate, Government Entity or PAC as applicable;

(iii)Whether the Covered Associate is eligible to vote for the Candidate; and

(iv)Whether the Covered Associate is aware of any previous, existing or potential business relationship between the Candidate, Government Entity or PAC and the Firms.

Once the Covered Associate receives written approval from the CCO, he or she may proceed with the political contribution within a reasonable time frame thereafter. If the CCO denies the contribution, the Covered Associate shall not engage in the contribution.

New hires will be required to disclose political contribution activity, which includes the details above, that were made during the previous six-month period and which were above the de minimis exceptions described under Section C.

E.Ban on using Third Parties to Solicit Government Business

The Firms or a Covered Associate shall not pay (or agree to pay), directly or indirectly, any person to solicit a Government Entity for advisory services on behalf of the Firms unless the person is: (i) a registered investment adviser that has not made, coordinated or solicited a Contribution within the last two years that would violate the Rule, (ii) a broker-dealer registered with the Financial Industry Regulatory Authority (“FINRA”), or (iii) an executive officer, general partner, managing member (or person with similar status or function), or employee of the Firms.

F.Ban on Soliciting and Coordinating Contributions and Payments

The Firms or a Covered Associate shall not coordinate or solicit a person or political action committee (“PAC”) to: (i) contribute to an Official of a Government Entity to which the Firms provide or seek to provide advisory services, or (ii) make a payment to a political party of a state or locality in which the Firms provide or seek to provide advisory services to a Government Entity.

G.Application to pooled investment vehicles

Under the Rule, the Firms will be held to the same standards and prohibitions set forth in these Political Contribution Policies whether a Government Entity is a direct prospective client of the Firms or whether the Government Entity is a prospective investor in a Covered Investment Pool.

H.Record Keeping and Training

To the extent the Firms provide investment advisory services to a Government Entity or a Covered Investment Pool in which a Government Entity is an investor, the Firms shall collect and maintain the below information, which shall be maintained in the Firms’ My Compliance Office application, or in another format as may be permitted by the CCO:

(i)The names, titles and business and resident addresses of all Covered Associated of the Firms;

(ii)All Government Entities to which the Firms provide or have provided investment advisory services (directly or indirectly through a Covered Investment Pool) in the last five years;

(iii)All direct and indirect Contributions made by the Firms or Covered Associates to an Official of a Government Entity or direct and indirect payments made to a political party or PAC; and

(iv)The Name and business address of each regulated person to which the Firms agree to provide direct or indirect payment to solicit a Government Entity.

The Firms shall conduct reviews with Covered Associates that are departing the Firms to ensure that political contribution activities do not trigger a time-out. Moreover, the Firms shall perform employee training on a periodic basis for Covered Associates and new hires that fall within the definition of a Covered Associate relating to the requirements under the Rule and the process for reporting. To the extent certain Covered Associates are actively engaged in soliciting Officials and Government Entities, the Firms may obtain written assurances from such Covered Associates sufficient to ensure political contribution activities do not result in a time-out or other breach under the Rule.

Addressing a Potential Time-Out

To the extent a time-out under the Rule is imposed against the Firms, the Firms shall determine whether to seek SEC exemptive relief, during which time, the Firms shall establish an escrow account for any fees that would have been owed by a Government Entity, but for which may not be permitted due to political contributions that were made by Covered Associates or the Firms.

[End of Exhibit F]

[END]